Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA APPOINTS ANTHONY DELCONTE, MD,

AS VICE PRESIDENT OF CLINICAL RESEARCH AND DEVELOPMENT

Plymouth Meeting, PA -- August 29, 2006 -- Genaera Corporation (Nasdaq: GENR) today announced that Anthony DelConte, MD, has joined the Company as Vice President, Clinical Research and Development. Dr. DelConte will lead clinical research activities related to the development of trodusquemine (MSI-1436) for the treatment of obesity and squalamine lactate for the treatment of cancer.

"Tony will apply a wealth of experience and talent to the development and implementation of our short- and long-term strategies for the clinical progression of the trodusquemine and squalamine programs," said Jack Armstrong, President and CEO of Genaera Corporation. "Attracting leaders of Tony's caliber is critical to our success and we are pleased to have him join the management team. We look forward to working with Tony as we continue to develop these important assets."

Prior to joining Genaera, Dr. DelConte was the Senior Medical Director of U.S. Clinical Development and Medical Affairs for Women's Health and Urology at Novartis Pharmaceuticals. Dr. DelConte also held positions at Wyeth Pharmaceuticals in both Medical Affairs and Clinical Research and Development. He previously served as a faculty member in the Department of Obstetrics and Gynecology at Jefferson Medical College where he was Associate Medical Director for Ambulatory Gynecology. Dr. DelConte received his MD from the University of Pittsburgh, School of Medicine.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," "continue," and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.